Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-225918 and 333-253207 on Form S-3, Registration Statement No. 333-198695 on Form S-4, and Registration Statement Nos. 333-202132, 333-206434, 333-206512, 333-209951, 333-212933, 333-216002, 333-223045, 333-229772, 333-233105, 333-236524, 333-238077, 333-253038, 333-262630, 333-269811, 333-277081, and 333-284837 on Form S-8 of our reports dated February 11, 2026, relating to the financial statements of Zillow Group, Inc. and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
February 11, 2026